EXHIBIT 99
UNITED COMMUNITY FINANCIAL CORP.
275 West Federal Street
Youngstown, Ohio 44503-1203
FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Susan Stricklin	James R. Reske
Vice President, Marketing	Chief Financial Officer
Home Savings	United Community Financial Corp.
(330) 742-0638	(330) 742-0592
sstricklin@homesavings.com	jreske@ucfconline.com
United Community Financial Corp. Reports Results for the
Fourth Quarter of 2008
YOUNGSTOWN, Ohio (February 2, 2009) – United Community Financial Corp. (Company) (Nasdaq: UCFC), holding company of The Home Savings and Loan Company (Home Savings) and Butler Wick Corp. (Butler Wick), today reported a loss from continuing operations of $4.3 million, or $(0.15) per diluted share, for the three months ended December 31, 2008. This compared to a loss from continuing operations of $7.7 million, or $(0.26) per diluted share, for the three months ended December 31, 2007, and a loss from continuing operations of $39.0 million, or $(1.32) per diluted share, for the three months ended September 30, 2008.
The Company also reported a loss from continuing operations for the year ended December 31, 2008, of $37.2 million, or $(1.26) per diluted share, compared to income from continuing operations of $1.7 million, or $0.06 per diluted share, for the year ended December 31, 2007.
The loss in the fourth quarter of 2008 was primarily the result of provisions for loan losses, as Home Savings set aside $10.6 million against probable losses. This provision expense more than offset pretax earnings from other sources of continuing operations of $3.0 million, resulting in the loss. Despite these results, Home Savings ended the quarter with capital ratios of 8.20% on a Tier 1 leverage basis and 12.06% on a total risk based capital basis, both in excess of regulatory capital requirements.
On December 31, 2008, the Company completed the sale of Butler Wick & Co., Inc., a wholly-owned subsidiary of Butler Wick, to Stifel Financial Corp. for $12.0 million. The Company used $9.8 million of these proceeds to reduce outstanding debt. On January 7, 2009, the Company announced the sale of Butler Wick Trust, a wholly-owned subsidiary of Butler Wick, to Farmers National Banc Corp. As a result, Butler Wick has been reported as a discontinued operation and consolidated financial statement information for all periods presented has been reclassified to reflect this presentation.

Chairman and Chief Executive Officer Douglas M. McKay commented “We accomplished three important strategic objectives in the fourth quarter.  We negotiated favorable terms on the Butler Wick sale, significantly reduced outstanding debt and successfully met the increased capital requirements set by bank regulators.  Nevertheless, economic conditions facing banks like ours continue to be challenging, including declining real estate collateral valuations and difficulties in the housing sector in general.  As a result, we have increased our provision for loan losses in order to more ably weather the current economic storm.”
Net Interest Income and Margin
Net interest income was $18.6 million for the fourth quarter of 2008, compared to $17.9 million for the fourth quarter of 2007 and $18.8 million for the third quarter of 2008. The lower cost of borrowings and other funding in the declining interest rate environment of the fourth quarter of 2008 more than offset a decline in income earned on loans and securities compared to the fourth quarter of 2007.
Net interest income for the year ended December 31, 2008, was $73.3 million compared to $72.7 million for the year ended December 31, 2007, an increase of $550,000. A decline in interest income of $16.6 million, resulting in part from the sale of $74.0 million of one-to four-family residential mortgages at the end of February 2008, which was substantially offset by a $17.2 million decrease in interest expense on deposits, advances from the Federal Home Loan Bank, repurchase agreements and other borrowings.
Loans and Deposits
Net loan balances at December 31, 2008, decreased $33.5 million compared to the prior year end. The change is largely attributable to a decline in Home Savings construction loan portfolio of $91.2 million, as Home Savings reduced its origination efforts in this portfolio and shifted its focus to permanent real estate lending.
Total deposits at December 31, 2008, were $1.9 billion, an increase of $10.7 million from December 31, 2007. Growth in certificates of deposit and savings accounts during the year was offset partially by a decline in interest bearing checking and money market accounts. Growth in certificates of deposit was due largely to a one-time increase in brokered deposits during the year. To supplement short-term funding, Home Savings obtained brokered certificates of deposit in 2007. Such deposits have maturities ranging from six months to two years. Home Savings cannot renew or extend existing brokered deposits, or obtain new brokered deposits, without regulatory consent. Home Savings does not anticipate seeking such consent to replace these brokered deposits with additional brokered deposits as they mature.
Asset Quality
The provision for loan losses was $10.6 million in the fourth quarter of 2008, compared to $9.0 million in the third quarter of 2008 and $18.3 million in the fourth quarter of 2007. On a year-to-date basis, the provision for loan losses was $25.3 million in 2008 versus $28.8 million in the prior year. The provision remains high compared to experience as a result of credit quality issues associated primarily with the construction loan portfolio.
Net loan charge-offs were $8.0 million in the fourth quarter of 2008, compared to $4.8 million in the preceding quarter and $10.1 million in the fourth quarter a year ago. Net charge-offs for the year were $21.4 million compared to $13.7 million in the prior year. The continued high level of net charge-offs is largely a result of the performance of the construction loan portfolio. Foreclosures accelerated in this portfolio primarily due to the economic downturn within the housing sector. The level of net charge-offs also was negatively impacted by partial charge-offs of select one-to four-family mortgage loans during the fourth quarter, as Home Savings recognized losses on these loans to appropriately reflect the value of the collateral.
The allowance for loan losses was $36.0 million or 1.61% of portfolio loans as of December 31, 2008, compared to $32.0 million or 1.41% of portfolio loans as of December 31, 2007, an increase of 12.4%. Nonperforming assets were $135.9 million at December 31, 2008, compared to $111.6 million at December 31, 2007. Total nonperforming assets have increased primarily as a result of the increase in the level of foreclosures, resulting in an increase in Home Savings’ portfolio of other real estate owned. Total nonperforming loans have also increased, but to a much lesser extent. Total nonperforming loans at December 31, 2008, were $106.7 million compared to $101.1 million at December 31, 2007. The increase in nonperforming loans was comprised of increases of $6.8 million in nonperforming real estate loans and $1.1 million in nonperforming consumer loans, partially offset by a decrease in nonperforming construction loans of $1.5 million.
Noninterest Income
In the fourth quarter of 2008, the Company recognized negative noninterest income of $1.0 million, compared to a negative $2.4 million in the preceding quarter and positive income of $2.9 million in the fourth quarter of 2007. The net loss in noninterest income recognized in the fourth quarter is attributable largely to a $2.2 million decline in value of Home Savings’ mortgage servicing rights during the period and a $293,000 loss recognized on the value of loans held for sale.
Losses on the disposition and valuation of real estate owned and other repossessed assets aggregated $1.9 million in the fourth quarter of 2008, compared to $1.2 million in the previous quarter and $515,000 in the fourth quarter of 2007. These losses have increased due to a decline in the value of collateral obtained in the settlement of loans during the period.
Home Savings recognized additional impairment charges to its Fannie Mae auction rate pass through trust security in the fourth quarter of 2008. Home Savings recognized an additional impairment charge of $223,000 in the fourth quarter of 2008. In the third quarter of 2008, Home Savings recognized an impairment charge of $4.7 million against this security. In addition, a write-down of the Company’s equity investment in the common shares of three financial institutions of $835,000 was recognized in the fourth quarter of 2008. These shares have traded below the Company’s cost basis for an extended period and a forecasted recovery was unable to be determined.

Noninterest income was $5.8 million for the twelve months ended December 31, 2008, compared to $14.3 million for the twelve months ended December 31, 2007. The $8.5 million decrease was attributable to the write-down of mortgage servicing rights, valuation of the loans held for sale portfolio and impairment charges recognized on investment securities in 2008, compared to 2007.
Noninterest Expense
Noninterest expense was $14.5 million in the fourth quarter of 2008, compared to $49.5 million in the third quarter of 2008, and $14.3 million for the fourth quarter of 2007. The change from the prior quarter is due to the $33.6 million goodwill impairment charge recognized in the third quarter, offset by increased expenses related to maintaining other real estate owned prior to its sale. Expenses to maintain other real estate owned remained high throughout 2008 due to the increase in the number of properties acquired by the Company in resolving nonperforming loans.
Noninterest expense was $94.2 million for all of 2008, compared to $55.6 million for all of 2007. As described above, the increase is largely attributable to the goodwill impairment charge recognized in the third quarter of 2008, as well as increased expenses related to maintaining other real estate owned prior to its sale and a rise in FDIC insurance expense.
Financial Condition
Total assets were $2.6 billion at December 31, 2008, a decrease of $153.6 million compared to December 31, 2007. During the year, loans decreased $33.5 million as a result of efforts to effectively increase capital ratios and decrease selected loan concentration ratios. Furthermore, loans held for sale decreased $71.2 million as a result of a planned sale of one-to four-family mortgage loans earlier in the year. The Company recorded a goodwill impairment charge of $33.6 million during the year, eliminating all of its goodwill. The elimination of goodwill as a result of the impairment charge had no impact on the Company’s tangible book value, regulatory capital ratios or cash.
Total liabilities decreased by $118.8 million during the year. Federal Home Loan Bank advances decreased by $99.7 million in keeping with reductions in the securities and loan portfolios throughout the year. Over the course of 2008, the Company also paid down approximately $29.4 million on a line of credit with JP Morgan Chase Bank, N.A. under which $36.3 million had been outstanding. In January 2009, the Company paid down an additional $1.8 million on this line of credit, further reducing the balance to $5.0 million.
Shareholders’ equity decreased $34.8 million during the year ended December 31, 2008. The decrease was attributable primarily to the net loss recognized during the year. Book value per share and tangible book value per share as of December 31, 2008, were $7.60 and $7.57, respectively. At December 31, 2007, book value per share and tangible book value per share were $8.73 and $7.60, respectively.

Home Savings is a wholly-owned subsidiary of the Company and operates 39 full-service banking offices and six loan production offices located throughout Ohio and western Pennsylvania. Additional information on the Company and Home Savings may be found on the Company’s web site: www.ucfconline.com.
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When used in this press release, the words or phrases “believes,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

UNITED COMMUNITY FINANCIAL CORP.

	As of	As of
	December 31, 2008	December 31, 2007
	(Dollars in thousands, except per share data)
SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

ASSETS
Cash and cash equivalents	$43,417	$33,502
Securities	215,731	240,347
Federal Home Loan Bank stock, at cost	26,464	25,432
Loans held for sale	16,032	87,236
Loans:
Real estate	1,497,940	1,433,995
Construction	291,152	382,344
Consumer	348,834	349,447
Commercial	101,489	103,208
Allowance for loan losses	(35,962)	(32,006)

Net loans	2,203,453	2,236,988
Real estate owned and other repossessed assets	29,258	10,510
Goodwill	—	33,593
Core deposit intangible	884	1,169
Cash surrender value of life insurance	25,090	24,053
Assets of discontinued operations—Butler Wick Corp.	5,562	20,314
Other assets	40,533	46,895

Total assets	$2,606,424	$2,760,039

LIABILITIES
Deposits:
Interest-bearing	$1,779,676	$1,768,757
Noninterest-bearing	106,255	106,449

Deposits	1,885,931	1,875,206
Federal Home Loan Bank advances	337,603	437,253
Repurchase agreements and other	125,269	149,533
Liabilities of discontinued operations—Butler Wick Corp.	2,388	4,371
Other liabilities	20,310	23,962

Total liabilities	2,371,501	2,490,325

SHAREHOLDERS’ EQUITY
Preferred stock-no par value; 1,000,000 shares authorized and unissued
Common stock-no par value; 499,000,000 shares authorized; 37,804,457 issued and 30,897,825 and 30,051,773 outstanding	146,439	146,683
Retained earnings	165,447	213,727
Accumulated other comprehensive income	3,635	661
Unearned employee stock ownership plan shares	(7,643)	(9,465)
Treasury stock, at cost; 2008—6,906,632 shares and 2007— 7,752,684 shares	(72,955)	(81,892)

Total shareholders’ equity	234,923	269,714

Total liabilities and shareholders’ equity	$2,606,424	$2,760,039

Book value per share	$7.60	$8.73
Tangible book value per share	$7.57	$7.60

UNITED COMMUNITY FINANCIAL CORP.

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2008	2008	2007	2008	2007
	(Dollars in thousands, except per share data)
SELECTED EARNINGS DATA (UNAUDITED):

Interest income	$36,601	$37,748	$42,445	$152,178	$168,815
Interest expense	17,993	18,951	24,578	78,916	96,103

Net interest income	18,608	18,797	17,867	73,262	72,712

Provision for loan losses	10,620	8,995	18,318	25,329	28,750
Noninterest income:
Non-deposit investment income	296	419	370	1,624	1,429
Service fees and other charges	(214)	2,103	1,538	6,177	7,707
Net gains (losses):
Securities	948	(15)	(35)	1,898	10
Other-than-temporary impairment of securities	(1,058)	(5,029)	—	(6,087)	—
Loans sold	(62)	292	545	2,809	2,624
Real estate owned and other repossessed assets	(1,933)	(1,164)	(515)	(4,770)	(1,061)
Other income:	1,004	1,019	963	4,133	3,592

Total noninterest income	(1,019)	(2,375)	2,866	5,784	14,301

Noninterest expense:
Salaries and employee benefits	6,281	8,228	7,714	32,570	33,128
Goodwill impairment charge	—	33,593	—	33,593	—
Occupancy	975	909	901	3,731	3,443
Equipment and data processing	1,707	1,839	1,598	6,814	6,501
Amortization of core deposit intangible	65	69	84	285	365
Other noninterest expense	5,517	4,878	4,030	17,193	12,201

Total noninterest expense	14,545	49,516	14,327	94,186	55,638

Income (loss) before taxes and discontinued operations	(7,576)	(42,089)	(11,912)	(40,469)	2,625
Income tax expense (benefit)	(3,236)	(3,132)	(4,231)	(3,240)	911

Net income (loss) before discontinued operations	(4,340)	(38,957)	(7,681)	(37,229)	1,714
Net income from discontinued operations— Butler Wick Corp., net of tax	843	403	631	1,950	2,419

Net income (loss)	$(3,497)	$(38,554)	$(7,050)	$(35,279)	$4,133

Basic earnings (loss) from continuing operations	$(0.15)	$(1.32)	$(0.26)	$(1.26)	$0.06
Basic earnings from discontinued operations	0.03	0.01	0.02	0.06	0.08
Basic earnings (loss)	(0.12)	(1.31)	(0.24)	(1.20)	0.14
Diluted earnings (loss) from continuing operations	(0.15)	(1.32)	(0.26)	(1.26)	0.06
Diluted earnings from discontinued operations	0.03	0.01	0.02	0.06	0.08
Diluted earnings (loss)	(0.12)	(1.31)	(0.24)	(1.20)	0.14

UNITED COMMUNITY FINANCIAL CORP.

	Three Months Ended	Three Months Ended	Three Months Ended
	December 31,	September 30,	December 31,
	2008	2008	2007
	(Dollars and share data in thousands)
AVERAGE DAILY BALANCE OF SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

Net loans (including allowance for loan losses of $35,962, $33,186 and $32,006, respectively)	$2,228,768	$2,235,986	$2,308,157
Loans held for sale	6,764	7,241	16,327
Securities	233,233	300,972	235,702
Other interest-earning assets	44,123	33,575	28,657
Total interest-earning assets	2,512,888	2,577,774	2,588,843
Assets of discontinued operations—Butler Wick Corp.	26,948	22,305	23,630
Total assets	2,666,295	2,766,282	2,759,181
Certificates of deposit	1,233,233	1,207,454	1,142,379
Interest-bearing checking, demand and savings accounts	553,287	610,548	586,075
Other interest-bearing liabilities	483,826	525,801	598,339
Total interest-bearing liabilities	2,270,346	2,343,803	2,326,793
Noninterest-bearing deposits	109,162	111,956	105,458
Total noninterest-bearing liabilities	135,435	133,054	138,178
Liabilities of discontinued operations—Butler Wick Corp.	14,304	8,232	5,527
Total liabilities	2,420,085	2,485,089	2,470,498
Shareholders’ equity	246,210	281,193	288,683

SUPPLEMENTAL LOAN DATA:

Loans originated	$76,002	$186,624	$247,607
Loans purchased	27,571	40,959	59,777
Loans sold	24,362	24,785	49,002
Loan charge-offs	7,967	4,843	10,243
Recoveries on loans	123	135	124

	As of	As of	As of
	December 31,	September 30,	December 31,
	2008	2008	2007
	(Dollars in thousands)
SUPPLEMENTAL DATA:

Nonaccrual loans	$98,253	$99,207	$97,499
Restructured loans	1,797	3,199	2,342
Total nonperforming loans	106,681	106,250	101,056
Real estate owned and other repossessed assets	29,258	20,549	10,510
Total nonperforming assets	135,939	129,799	111,565
Mortgage loans serviced for others	921,000	928,234	876,147
Securities trading, at fair value	—	—	312
Securities available for sale, at fair value	215,731	296,779	240,035
Federal Home Loan Bank stock, at cost	26,464	26,464	25,432

REGULATORY CAPITAL DATA:

Tier 1 leverage ratio	8.20%	7.43%	7.48%
Tier 1 risk-based capital ratio	10.80%	9.86%	9.26%
Total risk-based capital ratio	12.06%	11.78%	11.88%